Exhibit 3.34

THIS AGREEMENT is made on the 25th day of February, 2005

BETWEEN:-

CALCITECH LTD of Par la Ville Place, 14 Par la Ville Road, Hamilton, Bermuda « the Company "

and

H.J. Mark Tompkins of 19 rue Octave Feuillet, 75116 Paris, France “the consultant”

RECITALS:-

A)	The Consultant has certain skills and abilities which may be useful to the Company from time to time.

B)	The Consultant is an independent contractor willing to provide services to the Company as set out below.

OPERATIVE PROVISIONS:-

1.	Interpretation

In this Agreement the following expressions have the following meanings unless inconsistent with the context:

a)	Expressions

“Business Day” means any day normally treated as a business day in Switzerland.

“Group” means the Company and all those Group Companies wherever registered or incorporated for which the Consultant provides the Services:

“Group Company” means the holding company for the time being or any subsidiary for the time being of the Company

“Person” includes any individual, firm, partnership, association or company and any other incorporated or unincorporated body;

“Services” means the provision of advice designed to lead to the financing of projects by way of equity or debt as the parties may agree in writing from time to time.

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b)	The headings to the clauses are for convenience only and shall not affect the construction of interpretation of this Agreement.

c)

References to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may from time to time be amended, modified, extended, consolidated, re-enacted or replaced and shall include any subordinate legislation made thereunder.

d)	References to clauses are references to clauses of this Agreement.

2.	Consultancy services

The Company hereby engages the Consultant to provide the Services to the Group and the Consultant hereby agrees to provide the Services upon the terms and conditions set out in this Agreement.

3.	Duration

This Agreement shall commence on 25th February, 2005 and shall continue (subject to earlier termination as provided in clause 7 of this Agreement) until 10th October 2008 or such later date as the parties may otherwise agree in writing.

4.	Consultant’s obligations.

a)

During the period of this Agreement the Consultant is retained to commit such time to the provision of the Services as may be necessary for the proper performance of the Consultant’s duties under this Agreement provided that the Consultant may act in a similar or any other capacity for any other Person, and that time required for the provision of the services shall not, without the agreement of the Consultant, negatively affect the Consultant’s other business interests; and

b)	The provisions as to confidentiality and conflicts of interest set out in clauses 8 and 9 below; and

c)	The Consultant shall procure that the Services are performed with reasonable care and skill and to the best of his ability.

5.	Fee

a)

The Company shall retain the Consultant by way of maintaining all the consultant’s rights through to maturity in relation to stock options granted as recorded in stock option agreements attached hereto.

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b)	The Company shall pay fees to be mutually agreed with the consultant on presentation by the Company of any project financing opportunity to the consultant that the consultant accepts.

c)

Any fees, retainer and commission referred to herein are stated gross and the Consultant shall be responsible for paying therefrom any value added or similar tax chargeable by reference to the performance of the Services otherwise by reference to this Agreement.

d)	The Consultant hereby indemnifies and agrees to keep indemnified the Company in respect of any taxes relating to fees paid or payable to the Consultant hereunder.

6.	Expenses

The Company shall reimburse to the consultant any pre approved expenses arising out of a project accepted by the consultant reasonably incurred in the proper performance of the Services and subject to the Consultant providing the Company with such evidence of actual payment of such expenses as the Company may reasonably require.

7.	Termination

The Company may by giving notice in writing to the Consultant to terminate this Agreement with immediate effect if the Consultant shall:

a)

Be in breach of any of the terms of this Agreement which in the case of a breach capable of remedy is not remedied by the Consultant within 14 days following receipt by the Consultant of a written notice from the Company specifying the breach and requiring its remedy; or

b)	Be incompetent or shall commit any act of gross misconduct and/or neglect or omit to perform the Services or any of its duties or obligations under this Agreement; or

c)	Fail or refuse after written warning from the Company to carry out the Services or the duties reasonably and properly required of it under this Agreement: or

d)

Become subject to a winding-up liquidation (except for a summary winding-up or voluntary liquidation for the purposes of reconstruction or amalgamation upon terms previously approved by the Company in writing) or shall become bankrupt or commit, make, suffer, consent to or acquiesce in any other act or omission indicative of insolvency under the law of any relevant jurisdiction; or

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e)	Be incapable of providing the Services through the death or incapacity.

Upon termination of this Agreement, the Consultant shall deliver or cause to be delivered to the Company all documentation relating to the affairs of the Group in the possession of or under the control of the Consultant not then in the public domain and acquired during the period of this consultancy.

8.	Confidential Information

Save as provided below, the Consultant shall treat as secret and confidential and the Consultant shall not at any time during the term of this Agreement and after it has ended, disclose or permit to be disclosed to any Person any information relating to the Group’s business methods, business affairs, finances, transactions, dealings, plans or proposals which is or may be confidential or any such information relating to a supplier, customer or client of the company whether such information wasreceived during the period of this Agreement or previously provided that such information may be disclosed to a Person whose province it is to know the same or with the consent of the Company other than information otherwise in the public domain.

9.	Conflict of Interest

During the term of this Agreement the Consultant shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) be directly or indirectly engaged, concerned or interested in any other business (including, without prejudice to the generality of the foregoing, acting as a consultant):

a)

Which is materially in competition with any business carried on by the Company or any Group Company or by them or any of them in partnership, common ownership or as a joint venture with any third party; or

b)	Which, as regards any goods or services, is a supplier to or customer of the Company or any Group Company.

provided that the Consultant may hold (directly or though nominees), by way of bona fide investment only, issued units of any authorised unit trust and issued shares, debentures or other securities of any company whose shares are dealt in on a recognised stock exchange.

10.	Restrictions

The Consultant hereby covenants that it shall not without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) directly or indirectly whether alone or in conjunction with or on behalf of any other business, concern or Person and whether as principal, shareholder, director, employee, agent,

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consultant, partner or otherwise, during the term of the Agreement and for a period of twelve months immediately following the termination of this Agreement:

a)	Carry on or be engaged in any business operating in competition with the Company or any Group Company;

b)

Solicit, interfere with or endeavour to entice away from the Company or any Group Company the custom of any Person who at the date of termination of this Agreement or who during the period of twelve months immediately prior to such date was a customer or client of or in the habit of dealing with the Company or any Group Company or endeavour to prevent any such Person from continuing so to deal: or

c)

Solicit the services of or endeavour to entice away from the Company or any Group Company any director, employee or consultant of the Company or any Group Company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor shall they knowingly employ, aid, assist in or procure the employment by any other person, firm or company of any such person.

The covenants contained in clauses 10a to 10c, inclusive shall be construed as separate and individual covenants and shall each be capable of being severed without prejudice to any of the provisions of this Agreement.

i.

Whilst the restrictions aforesaid are considered by the parties to be reasonable in all the circumstances it is agreed that if any of such restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced in scope the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

ii.

The Consultant shall at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby it accepts the restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such business and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests.

iii.

The Consultant acknowledges that having regard to the facts and matters aforesaid the covenants herein contained are reasonable and necessary for the protection of the legitimate interests of the Group.

11.	Notice

Any demand, notice or communication shall be deemed to have been duly served:

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a)

If delivered by hand to the address for service provided for in this clause prior to 17.00 hours on a Business Day, on the day of delivery and in any other case on the Business Day next following the day of delivery; or

b)

If sent by ordinary prepaid post to the address for service provided for in this clause, on the second day following the day of posting unless such day is not a Business Day in which case it shall be deemed to have been serviced on the next following Business Day.

Any demand, notice or communication pursuant to the Agreement must be made in writing addressed to the recipient at the recipient’s address stated in this Agreement or at such other address as may from time to time be notified in writing by the recipient to the sender as the recipient’s address for service.

12.	General

a)	This Agreement is in substitution for any previous agreements between the Company and the Consultant (which shall be deemed to have been terminated by mutual consent).

b)

Any waiver of any breach of, or default under, any of the terms of this Agreement shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

c)

If any provision or part of any provision of this Agreement is found by a court or other competent authority to be void or unenforceable, such provision or part of a provision shall be deleted from this Agreement and the remaining provisions or parts of the provision shall continue to full force and effect.

d)

This Agreement shall be governed by and construed in accordance with the laws of Switzerland and the parties hereto submit to the non-exclusive jurisdiction of the Courts of the canton of Geneva in connection herewith.

IN WITNESS WHEREOF that parties have duly executed this Agreement the day and year first before written.

SIGNED for and on behalf of	SIGNED for and on behalf of

CALCITECH LTD	------------------------------------

By “R.A. Leopard”	by “M. Tompkins”

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Schedule of Outstanding Stock Options

Number of options	Exercise price per share (CAD)	Expiry date
250,000	0.30	November 30, 2005
250,000	0.45	February 25, 2008
100,000	0.33	October 10, 2008

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